                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF COLORADO

In re:                        )  Case No. 95 12697 CEM
                              )
CRAY COMPUTER CORPORATION,    )  (Chapter 11)
                              )
     Debtor.                  )

I.D. No. 84-1120275

--------------------------------------------------------------------------------

           DEBTOR'S THIRD AMENDED LIQUIDATING PLAN OF REORGANIZATION

--------------------------------------------------------------------------------

     Cray Computer Corporation, the Debtor and Debtor in Possession, submits the following Third Amended Liquidating Plan of Reorganization pursuant to 11 U.S.C.
(S)1121(a):

                                   ARTICLE I
                                   ---------

                                  DEFINITIONS
                                  -----------

     The following terms, when used in this Plan or in the accompanying Disclosure Statement, shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     1.1 "Administrative Expense" shall mean any cost or expense of administration of Chapter 11 allowed under 11 U.S.C. (S)503(b).

     1.2  "Allowed Claim" shall mean:

     (a) a Claim against the Debtor which is set forth in the Debtor's Bankruptcy Schedules other than those scheduled by the Debtor as disputed, contingent or unliquidated; or

     (b) a Claim against the Debtor which is filed pursuant to 11 U.S.C. (S)501 on or before the Bar Date, with respect to which no objection to the allowance thereof is filed within any applicable period of limitation, or which is allowed after objection by Final Order. Allowed Claims may include, but are not limited to, Claims that arise from the rejection of executory contracts.

     1.3 "Allowed Interest" shall mean an equity interest allowed under Section 502 of the Bankruptcy Code of a holder of the Debtor's stock.

     1.4  "Bankruptcy Code" shall mean Title 11, United States Code, as amended.

     1.5 "Bar Date" shall mean the last date for the filing of proofs of claim, as set by order of the Court, which was September 30, 1995, or, with respect to any claim arising from the rejection of an unexpired lease or executory contract or the avoidance of a voidable transfer, 30 days after the entry of an order approving such rejection or avoidance.

     1.6  "Case" shall mean this bankruptcy case, In Re Cray Computer
                                                  -------------------
Corporation, Case Number 95-12697 CEM in the United States Bankruptcy Court
-----------
for the District of Colorado.

     1.7  "Claim" shall mean a claim against the Debtor as defined in 11 U.S.C.
(S)101(5). For purposes of classification (under Article III of the Plan), distribution (under Article IV of the Plan), balloting on the Plan and confirmation of the Plan, all claims in the same Class held by the same Creditor shall be treated as a single Claim by that Creditor in the aggregate amount of all of that Creditor's separate Claims.

     1.8 "Class" shall mean a category of holders of Allowed Claims or Interests as classified in this Plan.

     1.9 "Confirmation" shall mean the entry by the Court of an order confirming this Plan.

     1.10 "Confirmation Date" shall mean the date of entry by the Court of the Confirmation Order.

     1.11 "Confirmation Order" shall mean the order of the Court confirming this Plan in accordance with Chapter 11 of the Bankruptcy Code.

     1.12 "Court" or "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Colorado.

     1.13  "Creditor" shall mean the holder of a Claim as defined in 11 U.S.C.
(S)101(10).

     1.14 "Creditors Committee" shall mean the official committee of unsecured Creditors appointed by the United States Trustee in this Case pursuant to 11 U.S.C. (S)1102.

     1.15  "Debtor" shall mean the debtor in this Case, Cray Computer
Corporation.

     1.16 "Disclosure Statement" shall mean the Disclosure Statement approved by the Court and accompanying this Plan pursuant to 11 U.S.C. (S)1125.

     1.17 "Disputed Claim" shall mean any Claim as to which an objection to the allowance thereof has been filed and allowance or disallowance of such Claim has not been determined by Final Order of the Court.

     1.18 "Effective Date" shall mean the first business day following 11 days after the entry of the Confirmation Order, unless the Confirmation Order has been stayed by the Bankruptcy Court or other court of appropriate jurisdiction, in which case the Effective date shall be the first business day following 11 days after the first date upon which the Confirmation Order is no longer stayed.

     1.19 "Estate" shall mean the bankruptcy estate created in this Case as provided by 11 U.S.C. (S) 541.

     1.20 "Final Order" shall mean an order or judgment as to which time to appeal or seek appellate review or rehearing has expired and no appeal or rehearing is pending.

     1.21 "Liquidating Trustee" means the Liquidating Trustee established and appointed pursuant to Section 5.4 of the Plan.

     1.22 "M/A-COM" shall mean M/A-COM, Inc., a Massachusetts corporation, which is the prospective buyer of certain property of the Estate as set forth in
Section 5.3 of the Plan.

     1.23 "M/A-COM Contract" shall mean the Purchase and Sale Agreement dated December 27, 1995 between the Debtor, as seller, and M/A-COM, as buyer.

     1.24 "Petition Date" shall mean March 24, 1995, the date the petition commencing this case was filed.

     1.25 "Plan" shall mean this Liquidating Plan of Reorganization, as amended from time to time.

     1.26 "Plan Committee" shall mean the committee of Creditors established to serve after the Effective Date as provided in paragraph 5.4 of the Plan.

     1.27 "Postpetition" shall mean any time subsequent to the time at which the Debtor filed its petition commencing this Case.

     1.28 "Prepetition" shall mean any time prior to the time at which the Debtor filed its petition commencing this Case.

     1.29 "Priority Tax Claim" shall mean any Allowed Claim of a governmental unit entitled to treatment under (S)507(a)(8) of the Bankruptcy Code.

     1.30 "Pro Rata" shall mean with respect to any Creditor (other than Class 9 Creditors), the percentage which the Allowed Claim of the Creditor bears to the sum of all Allowed Claims in the Same Class as such Allowed Claim. With respect to any holder of an Allowed Interest or Allowed Claim included in Class 9, "Pro Rata" shall mean the percentage which the number of shares of the Debtor's stock held by that holder bears to the sum of all shares held by holders of Allowed Interests and Class 9 Claimants.

     1.31 "Secured Claim" shall mean a Claim validly secured by property of the Estate, but only to the extent of the value of the Estate's interest in such property. To the extent that the value of such interest is less than the amount of the Claim, such difference is an Unsecured Claim unless the Class of which such Claim is a part makes a valid and timely election under (S)1111(b) of the Bankruptcy Code to have the Claim treated as a Secured Claim to the extent allowed.

     1.32 "Unsecured Claim" shall mean a Claim not secured by any property of the Estate.

                                   ARTICLE II
                                   ----------

           ADMINISTRATIVE EXPENSES AND NON-CLASSIFIED PRIORITY CLAIMS
           ----------------------------------------------------------

     2.1  Administrative Expenses.  All Administrative Expenses or Claims of a
          -----------------------
kind specified in (S)507(a)(1) of the Bankruptcy Code shall be paid in full in cash on the Effective Date, except to the extent the holder of any such Claim has agreed to a different treatment of such Claim. To the extent Administrative Expenses for professional fees and disbursements have not been approved and allowed by Final Order of the Court as of the Effective Date, such Administrative Expenses shall be paid in such amounts and at such times as they are approved by Final Order pursuant to (S)(S)330 and 331 of the Bankruptcy Code.

     2.2  Priority Tax Claims.  Each Priority Tax Claim, to the extent it is not
          -------------------
entitled to payment as a Secured Claim as otherwise set forth in this Plan, shall be paid in full in cash on the Effective Date, except to the extent the holder of any such Claim has agreed to a different treatment of such Claim.

                                  ARTICLE III
                                  -----------

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------

     3.1  Class 1 - Real Property Taxes.  Class 1 shall consist of the Allowed
          -----------------------------
Secured Claim of El Paso County, Colorado, for real property taxes secured by a statutory lien on the Debtor's real property.

     3.2  Class 2 - Personal Property Taxes. Class 2 shall consist of the
          ---------------------------------
Allowed Secured Claim of El Paso County, Colorado, for personal property taxes secured by a statutory lien on the Debtor's personal property and proceeds thereof.

     3.3  Class 3 - Congress Financial Corporation. Class 3 shall consist of the
          ----------------------------------------
Allowed Secured Claim, if any, of Congress Financial Corporation, which is secured by a security interest in the Debtor's personal property, real property, and proceeds thereof, including cash collateral.

     3.4  Class 4 - Burnham Leasing. Class 4 shall consist of the Allowed
          -------------------------
Secured Claim, if any, of Burnham Leasing Corp., which is secured by a security interest in certain of the Debtor's equipment.

     3.5  Class 5 - Employee Priority Wage and Benefit Claims.  Class 5 shall
          ---------------------------------------------------
consist of the Allowed Claims of employees and former employees of the Debtor for unpaid wages and benefits entitled to priority under (S)507(a)(3) of the Bankruptcy Code.

     3.6  Class 6 - Employee Benefit Plans.  Class 6 shall consist of Allowed
          --------------------------------
Claims for contributions to employee benefit plans entitled to priority under
(S)507(a)(4) of the Bankruptcy Code.

     3.7  Class 7 - General Unsecured Claims Not Exceeding $2,500.00.  Class 7
          ----------------------------------------------------------
shall consist of all Allowed Unsecured Claims not entitled to priority each of which does not exceed $2,500.00 in amount, and all Allowed Unsecured Claims not entitled to priority exceeding $2,500.00 which are voluntarily reduced by the holders thereof to the sum of $2,500.00.

     3.8  Class 8 - General Unsecured Claims Exceeding $2,500.00. Class 8 shall
          ------------------------------------------------------
consist of all Allowed Unsecured Claims which are not otherwise classified under the Plan or provided for in Article II of the Plan.

     3.9  Class 9 - Equity Interests.  Class 9 shall consist of the Allowed
          --------------------------
Interests and all Allowed Claims of holders of Allowed Interests which are subordinated to other Claims under Section 510(b) of the Bankruptcy Code.

                                   ARTICLE IV
                                   ----------

                  TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS
                  --------------------------------------------

     4.1  Class 1 - Real Property Taxes.  The legal, equitable, and contractual
          -----------------------------
rights of the holder of the Class 1 Claim shall be unaltered by the Plan. This Class is not impaired by the Plan.

     4.2  Class 2 - Personal Property Taxes.  This Class shall be paid in full
          ---------------------------------
in cash on the Effective Date or as soon thereafter as the Claim comprising this Class is allowed by Final Order of the Bankruptcy Court. This Class is impaired by the Plan.

     4.3  Class 3 - Congress Financial Corporation.  This Class shall be paid in
          ----------------------------------------
full in cash on the Effective Date or as soon thereafter as the Claim comprising this Class is allowed by Final Order of the Bankruptcy Court. This Class is impaired by the Plan.

     4.4  Class 4 - Burnham Leasing. This Class shall be paid in full in cash on
          -------------------------
the Effective Date or as soon thereafter as the Claim comprising this Class is allowed by Final Order of the Bankruptcy Court. This Class is impaired by the Plan.

     4.5  Class 5 - Employee Priority Wage and Benefit Claims. The Class 5
          ---------------------------------------------------
Claims shall be paid cash on the Effective Date equal to the allowed amount of such Claims. If 100% of all Class 5, 6 and 8 Allowed Claims are paid and assets or proceeds remain or become available, Class 5 Allowed Claims will share in distribution of interest at the legal rate from the Petition Date on a Pro Rata basis with accrued interest on Class 6 and 8 Allowed Claims. This Class is impaired by the Plan.

     4.6  Class 6 - Employee Benefit Plans. The Class 6 Claims shall be paid
          --------------------------------
cash on the Effective Date equal to the allowed amount of such Claims. If 100% of all Class 5, 6 and 8 Allowed Claims are paid and assets or proceeds remain or become available, Class 6 Allowed Claims will share in distribution of interest at the legal rate from the Petition Date on a Pro Rata basis with accrued interest on Class 5 and 8 Allowed Claims. This Class is impaired by the Plan.

     4.7  Class 7 - General Unsecured Claims Not Exceeding $2,500.00. The Class
          ----------------------------------------------------------
7 Claims shall be paid cash on the Effective Date equal to 90% of the allowed amount of such Claims. This Class shall not receive interest. If the holder of an Allowed Claim in Class 7 votes to reject the Plan, that holder's Claim shall automatically be treated as a Class 8 Claim. Any holder of a Class 7 Claim who does not vote to reject the Plan shall be deemed to have accepted the Plan for purposes of 11 U.S.C. (S)1129(a)(7); provided, however, that any such holder who files a written notice with the Court, by the deadline for submission of ballots, electing to be treated as a Class 8 Creditor shall be treated as a Class 8 Creditor. This Class is impaired by the Plan.

     4.8  Class 8 - General Unsecured Claims Exceeding $2,500.00.  The Class 8
          ------------------------------------------------------
Claims shall be paid on a Pro Rata basis from proceeds of liquidation of the Debtor's assets, after all unclassified priority Claims and Administrative Expenses and all

Claims in Classes 1 through 7 have been paid the amounts to which they are entitled (or adequate reserves for any unresolved Disputed Claims in such Classes have been established) pursuant to the terms of the Plan and adequate provision has been made for the payment of the ongoing expenses of liquidation and administration of the Plan (subject to Section 5.4(k) of the Plan). If 100% of all Class 5, 6 and 8 Allowed Claims are paid and assets or proceeds remain or become available, Class 8 Allowed Claims will share in distribution of interest at the legal rate from the Petition Date on a Pro Rata basis with accrued interest on Class 5 and 6 Allowed Claims. This Class is impaired by the Plan.

     4.9  Class 9 - Equity Interests. If any assets remain after satisfaction of
          --------------------------
all Allowed Claims and Administrative Expenses (including interest as provided in the Plan) and after adequate provision has been made for the payment of the ongoing expenses of liquidation and administration of the Plan, the Class 9 Allowed Interests shall be paid from the proceeds of liquidation of the Debtor's assets on a Pro Rata basis.

                                   ARTICLE V
                                   ---------

               MEANS FOR IMPLEMENTATION AND EXECUTION OF THE PLAN
               --------------------------------------------------

     5.1  Payments on Effective Date.  All cash payments to be made on the
          --------------------------
Effective Date shall be paid by the Debtor from the Debtor's cash available on the Effective Date. In the event that any Claims to be so paid are not Allowed Claims on the Effective Date, such Claims shall be paid when and in such amount as they are allowed.

     5.2  Debtor's Post-Effective Date Operations.  The Debtor shall continue to
          ---------------------------------------
manage the assets of the Estate following the Effective Date only for as long as and to the extent necessary to fully carry out the terms and provisions of this Plan.

     5.3  Sale of the Debtor's Building.
          -----------------------------

     (a) A portion of the Debtor's real estate consisting of its building and surrounding land of approximately 26.5 acres, together with personal property currently leased by the Debtor to Quantum Corporation, shall be sold to M/A-COM or to another purchaser or purchasers in accordance with the terms set forth in this section. The precise legal description of the property to be sold shall be determined in accordance with the M/A-COM Contract or in accordance with the terms of any other purchase offer approved by the Court at the time of Confirmation.

     (b) Unless either a different sale is approved by the Court at the time of Confirmation or M/A-COM does not consummate its purchase for any other reason, the building and surrounding site and personal property shall be sold to M/A-COM in accordance with the terms of the M/A-COM Contract, which is hereby incorporated into and made a part of this Plan, the terms of which are summarized as follows:

       (i) M/A-COM shall purchase the property for $7,300,000 in cash, $100,000 of which is held in escrow by M/A-COM's counsel and the remainder of which is payable at closing.

       (ii) The property to be conveyed to M/A-COM shall include the building and surrounding site, consisting of no less than 25.5 acres and no more than
27.5 acres, the precise description of which is to be determined by the agreement of the Debtor and M/A-COM on or before January 31, 1996. If the Debtor and M/A-COM do not reach such agreement by that date, either party has the right to terminate the M/A-COM Contract, with all other obligations of the parties ceasing and the deposit returned to M/A-COM. The property to be sold also includes all of the appurtenances and improvements to the property, all of the Debtor's interest in leases (including the existing leases to M/A-COM and Quantum Corporation), certain personal property leased to Quantum, and other rights relating to the property, as defined in the M/A-COM Contract, together with all buildings, structures, improvements and fixtures located on the property to be conveyed.

         (iii) The property shall be conveyed to M/A-COM free and clear of all liens, encumbrances, covenants and easements except those approved by M/A-COM within 30 days after receipt of a title commitment and except the lien for real property taxes for the year of sale. Except as so consented to by M/A-COM, conveyance of the property to M/A-COM shall be free and clear of all liens, encumbrances, and interests of any other entity, and such conveyance shall be a conveyance free and clear of such interests under 11 U.S.C. (S) 363(f). The Debtor shall reserve an amount equal to the amount of real estate taxes for the year of sale relating to the real property owned by the Debtor which is not being sold to M/A-COM.

         (iv) M/A-COM's obligation to close its purchase is specifically conditioned on the occurrence of certain events, including (1) the entry of an Order by the Bankruptcy Court approving the transaction and the conveyance of the property free and clear of all interests of other entities, and the finding by the Bankruptcy Court that M/A-COM is acquiring the property in good faith and as a result of an arm's-length transaction and that M/A-COM is entitled to the protections of 11 U.S.C. (S) 363(m); (2) the approval by the Bankruptcy Court prior to the solicitation of acceptances of the Plan from Creditors of the "Occupancy Extension Agreement" set forth in the M/A-COM Contract (allowing M/A-COM to exercise an additional 5-year option to lease its leased premises at the then fair market rental value as determined by agreement of the parties or, absent agreement, by three qualified appraisers, without any right of termination by the owner, if a competing bidder buys the property); and (3) the approval by the City of Colorado Springs of the subdivision of the Debtor's real estate to permit conveyance of the portion thereof to be sold to M/A-COM, on terms acceptable to M/A-COM.

         (v) Closing of the sale to M/A-COM is to occur five days after the later of the issuance of the approved subdivision plat or the Order of the Bankruptcy Court approving the transaction (at M/A-COM's option, M/A-COM may require that all appeal periods shall have expired before closing), but not later than May 1, 1996. Closing may occur after entry of the Confirmation Order but before the Effective Date.

     (c) In the event a competing offer for purchase by another party is received by the Debtor prior to the hearing on Confirmation of the Plan, which the Court determines is more favorable to the Estate than the M/A-COM Contract, the Court may approve such sale. In that event, the property defined in the terms of that sale shall be sold to such buyer in accordance with the terms of that sale, and not to M/A-COM.

     (d) The sale of property pursuant to either of the above subsections b or c shall be free and clear of all liens, encumbrances, and interests of other entities (except the real property tax lien for the year of sale and interests to which the purchaser consents) and shall be deemed a sale made pursuant to 11 U.S.C. (S) 363(f).

     (e) If the property is not sold pursuant to subsection b or c above, it shall be sold in accordance with the terms of Section 5.6 of the Plan.

     (f) If the sale of the property is approved under subsection b or c above by Confirmation of this Plan, the terms of such sale shall be binding on the Liquidating Trustee, and the Liquidating Trustee shall comply with all terms of such sale and shall proceed to close such sale in accordance with the approved terms. In the event this Case is converted to a case under Chapter 7 or a trustee is appointed under Chapter 11 of the Bankruptcy Code after Confirmation, the terms of such sale approved by Confirmation of this Plan shall be binding on any Chapter 7 or Chapter 11 trustee.

     5.4  Liquidating Trustee
          -------------------

     (a) A Liquidating Trustee shall be appointed to manage and dispose of all of the assets of the Estate on behalf of the Debtor. Beginning on the Effective Date, the following properties, interests and rights shall be placed under the exclusive control and authority of the Liquidating Trustee, subject to the terms of the Plan:

         (i) All cash of the Debtor after the payments made on the Effective Date pursuant to Section 5.1;

         (ii) All tangible and intangible assets of the Debtor, including, without limitation, real property, personal property, patents and patent rights and other intellectual property, and all rights of action, claims, setoffs, defenses, and other legal and equitable rights of the Debtor; and

         (iii) All avoidance powers of the Debtor arising under the Bankruptcy Code and all other rights and powers of the Debtor under the Bankruptcy Code, including the right to object to filed or scheduled claims and interests.

     (b) The function of the Liquidating Trustee shall be to liquidate all of the Debtor's remaining assets, resolve the allowance or disallowance of all Claims, augment the Debtor's assets by pursuing the Debtor's avoidance and other powers under the Bankruptcy Code when appropriate, file and sign tax returns on behalf of the Debtor, execute all appropriate instruments and documents on behalf of the Debtor, wind up the Debtor's affairs, and distribute the proceeds of all assets to holders of Allowed Administrative Expenses, Allowed Claims and Allowed Interests in the manner provided in this Plan. The Liquidating Trustee may also request the Court for authority to take additional appropriate actions. The Liquidating Trustee shall be an independent contractor and shall not be deemed an employee of the Debtor.

     (c) On or after the Confirmation Date and prior to the Effective Date, a Liquidating Trustee shall be selected. The Creditors Committee and the Debtor shall confer and use their best efforts to agree on the person to be appointed as Liquidating Trustee. Upon such agreement, the Creditors Committee and the Debtor shall file a joint notice in the Bankruptcy Court designating the Liquidating Trustee, whose appointment shall thereby become effective. If the Creditors Committee and the Debtor do not agree on the person to be appointed as Liquidating Trustee, each shall submit its recommendation to the Court, which shall appoint one of the two recommended persons as Liquidating Trustee. If the Liquidating Trustee has not yet been appointed on the Effective Date, the Debtor shall perform the duties of the Liquidating Trustee until such appointment becomes effective. The Debtor and the Creditors Committee have agreed that Terry A. Willkom, the Debtor's President and Chief Operating Officer, shall be the Liquidating Trustee, and Mr. Willkom shall be the Liquidating Trustee, unless a different Liquidating Trustee is selected pursuant to these procedures before Confirmation. The powers and duties of the

Liquidating Trustee as provided herein shall become effective on the Effective Date or, in the event appointment of the Liquidating Trustee has not occurred on the Effective Date, at the time such appointment is made. The Liquidating Trustee shall not be required to post a bond.

     (d) The Plan Committee shall have the right to terminate the appointment of the Liquidating Trustee by giving the Liquidating Trustee notice of such termination and filing such notice with the Court. In the event of such termination, the Liquidating Trustee shall be entitled to reasonable compensation for his services, including at least the compensation earned pursuant to Section 5.4(j) up to the time of termination.

     (e) On the Effective Date, all property of the Estate remaining after the payments required to be made on the Effective Date under Sections 5.1 and 5.4(f), including all tangible and intangible assets and rights of action set forth in Section 5.4(a), shall vest in the Debtor, under the exclusive control and authority of the Liquidating Trustee, subject to the terms and limitations set forth in the Plan, including the terms of any sale approved pursuant to
Section 5.3 of the Plan. The Liquidating Trustee shall have the exclusive right to manage, liquidate, sell and otherwise transfer and dispose of such assets, free and clear of all liens and interests, except as otherwise provided in the Plan. The Debtor's shareholders, officers and directors shall have no power or authority to direct or control the Liquidating Trustee. The Liquidating Trustee shall thereafter liquidate all non-cash property of the Debtor not previously liquidated by the Debtor in such manner and at such times as the Liquidating Trustee reasonably determines. The Liquidating Trustee, after notice to the Plan Committee, may abandon any asset under his control if he concludes that it is burdensome or is of inconsequential value and benefit. The Liquidating Trustee may expend funds as necessary to preserve the value of non-cash assets until they are liquidated and to pay the costs of disposition when such assets are liquidated.

     (f) On the Effective Date, prior to the transfer of control of the assets to the Liquidating Trustee, the Debtor shall make all payments required by the Plan to be made on the Effective Date. The Liquidating Trustee shall thereupon assume all of the Debtor's duties and powers relating to the distribution of liquidation proceeds to Creditors. The Liquidating Trustee shall make distributions to holders of Allowed Administrative Expenses, Allowed Claims, and Allowed Interests to the extent not already made by the Debtor, in accordance with the terms of the Plan.

     (g) The Liquidating Trustee shall be bound by all Postpetition agreements, settlements, sales, and other transactions which were authorized under (S)(S)363(b) and (c), 1107, and 1108 of the Bankruptcy Code or which have been approved by the Court either pursuant to motion prior to the Effective Date or as part of this Plan. The Liquidating Trustee may file and pursue objections to Claims, to the extent that such Claims have not been previously resolved by Court Order or settlement and provided such Claim objections have been filed within the time permitted by the Plan for such objections, in the manner set forth in Section 5.8. Except as otherwise set forth in this paragraph, the Liquidating Trustee shall have the right to exercise and enforce all of the Debtor's avoidance and recovery powers under
(S)(S)542, 543, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code,
which shall survive confirmation and continue in force after the Effective Date.

     (h) If the Liquidating Trustee resigns, is terminated, or becomes unable to serve, a replacement shall be appointed in the manner set forth in Section 5.4(c) (with the Plan Committee acting in place of the Creditors Committee), except that if the Debtor is then unable to act, the Plan Committee may designate the replacement Liquidating Trustee. Designation of such successor shall become effective upon the filing of a notice thereof with the Bankruptcy Court.

     (i) The Liquidating Trustee is authorized to retain counsel and such other professionals and agents as he so desires, subject to approval by the Plan Committee or, in the absence of such approval, approval by the Court. The Liquidating Trustee may, but is not required to, retain attorneys or other professionals who have been retained by the Debtor in this Case. If the Liquidating Trustee retains professionals previously retained by the Debtor in this Case, no approval of such retention shall be necessary and such retention shall automatically be deemed approved. The Liquidating Trustee's counsel, other professionals and agents shall be entitled to reasonable compensation from the Debtor's available assets upon approval by the Plan Committee or, if that Committee objects, by the Bankruptcy Court. Except for his own gross negligence or willful misconduct, neither the Liquidating Trustee nor any of his employees or agents shall have any liability to the Debtor or to any Creditor or interest holder.

     (j) The Liquidating Trustee shall receive reasonable compensation for his services on terms and in a manner to be agreed upon by the Debtor, the Liquidating Trustee and the Creditors Committee prior to entry of the Confirmation Order, subject to Court approval. If those parties are unable to agree on compensation terms, the Debtor and the Creditors Committee may submit their respective proposals to the Court, which shall then determine such terms. The Court shall approve the Liquidating Trustee's compensation terms in the Confirmation Order. The Liquidating Trustee's compensation may be based upon a salary, hourly rate, percentage of liquidation proceeds and/or distributions, incentives, or any combination thereof. Once such terms are approved, the Liquidating Trustee may receive such compensation without further Court approval; provided, however, that the Liquidating Trustee shall notify the Plan Committee at least 20 days before receiving compensation, and, if the Plan Committee objects in writing setting forth specific grounds for its objection within that period, the proposed compensation shall be submitted to the Court for approval. The Debtor and the Creditors Committee have agreed on the Liquidating Trustee's initial compensation, which shall be $1,600 per week for a minimum work time of 20 hours, which shall be adjusted downward by agreement of the Debtor, the Plan Committee, and the Liquidating Trustee commensurate with any material reduction in the minimum working hours required of the Liquidating Trustee. Confirmation of the Plan shall constitute approval of compensation on these terms, and the Liquidating Trustee shall not be required to give the Plan Committee advance notice of compensation to be received on these terms. The Liquidating Trustee shall also be entitled to reimbursement of reasonable and necessary expenses.

     (k) The Liquidating Trustee shall regularly report to the Plan Committee, no less frequently than every three months, regarding his activities, the disposition of assets, and amounts available for distribution to Creditors. The Liquidating Trustee shall inform the Plan Committee of any proposed sale or disposition of property, pursuit of actions and claims of the Debtor against other parties, the amount and timing of distributions, and the amounts that the Liquidating Trustee proposes to hold back from distributions to Class 8 Creditors for the ongoing expenses of liquidation and administration. The Liquidating Trustee shall also inform the Plan Committee of any proposed settlement of a claim, by or against the Debtor, of $10,000 or more. The Liquidating Trustee shall conclusively be deemed to have authority to take such action if he does not receive written objection to the proposed course of action, stating specific reasons therefor, within 20 days of his delivery of such notice to the Plan Committee. If the Plan Committee objects to a proposed course of action, the Liquidating Trustee may submit the proposal to the Court for approval, if he deems such approval necessary.

     (l) After the Effective Date, the Liquidating Trustee shall file such reports as are required by the Bankruptcy Code as to receipts and disbursements made pursuant to the Plan. After final distribution by the Liquidating Trustee, the Liquidating Trustee shall file a final report and application for final decree.

     5.5  Plan Committee. Upon the Effective Date, the Creditors Committee shall
          --------------
become the Plan Committee. After the Effective

Date, the Plan Committee shall be authorized to act on behalf of and in place of all Class 8 Creditors to the extent provided herein and to take any other action as may be incidental thereto. The Plan Committee shall consult with the Liquidating Trustee as provided in this Plan and may seek determinations from the Bankruptcy Court with respect to any actions of the Liquidating Trustee or any other matters relating to the liquidation or administration of the Estate. The Plan Committee shall act by simple majority vote of those voting at a meeting at which there is a quorum, pursuant to reasonable bylaws that may be adopted by such Committee. Such bylaws shall require a quorum of at least three members and prescribe the minimum notice, if any, of any meeting, which may be a meeting in person or by telephone. The bylaws shall also require the members to select a chairperson. The bylaws may contain such other reasonable provisions as the Committee may establish. If any member ceases to be a member, the remaining members may appoint a replacement, which shall be a person or entity holding an unpaid Class 8 Claim. The Plan Committee shall continue in existence until all assets of the Debtor have been liquidated and distributed. The Plan Committee may retain attorneys, accountants, and other professionals as necessary to carry out its duties. Such professionals may be retained only with the approval of the Court, after notice to the Liquidating Trustee, except that no notice or Court approval shall be required for the retention of professionals retained by the Creditors Committee before Confirmation, which shall be automatically deemed approved. The Plan Committee's professionals shall be compensated from the assets of the Debtor and the proceeds thereof without Court approval if the Liquidating Trustee does not object. If the Liquidating Trustee objects to fees or expenses requested, payment shall be made only upon Court approval. Members of the Plan Committee shall be reimbursed for their actual, reasonable, out-of-pocket expenses in performing their duties under the Plan. They shall not otherwise be compensated for their time. The Plan Committee shall have only the authority and the duties expressly set forth in the Plan. Except for their own gross negligence or willful misconduct, the members of the Plan Committee, their employees and agents shall have no liability to the Debtor, the Liquidating Trustee, or any Creditor or interest holder.

     5.6  Liquidation of Remaining Assets.  The Liquidating Trustee shall
          -------------------------------
liquidate all remaining assets of the Debtor not sold pursuant to Section 5.3 of the Plan in an orderly and efficient manner, as soon as reasonably practicable after such assets are no longer needed by the Debtor or the Liquidating Trustee. The Liquidating Trustee may sell real and personal property by public or private sale, as long as such sales are conducted in a commercially reasonable manner. Such sales shall be conducted in such manner as to maximize proceeds of sale, within a reasonable time. The Debtor's remaining real property may be sold as a whole or it may be subdivided and sold in separate portions. The Liquidating Trustee may also engage a real estate broker or brokers to market and sell the Debtor's real property. If the Debtor has retained a broker or brokers with Court approval prior to the Effective Date, such retention shall continue and be honored by the Liquidating Trustee thereafter. If no broker has been retained as of the Effective Date, the Liquidating Trustee may retain a broker or brokers on terms that are commercially reasonable in view of the nature of the property and the geographic market, with the approval of the Plan Committee. In the absence of such approval, the Liquidating Trustee may retain a broker or brokers with the approval of the Court, after notice and an opportunity for hearing provided to the Plan Committee. The Plan Committee may apply to the Court for an order requiring the sale of specific assets on terms proposed by the Committee, if the Liquidating Trustee refuses to sell on those terms, and the Liquidating Trustee shall be required to proceed with such sale if the Court so orders.

     5.7  Bar Date. Claims which are not deemed allowed under (S) 1111(a) of the
          --------
Bankruptcy Code and were not asserted in a proof of claim filed by the Bar Date shall be deemed disallowed, and no parties shall be required to object to such claims.

     5.8  Allowance of Claims.  The Debtor, the Plan Committee, the Liquidating
          -------------------
Trustee or any other party in interest may object to any Claim within 90 days after the Effective Date. The Plan Committee may prosecute to conclusion any objection to a Claim that the Creditors Committee has filed prior to the Effective Date, and the Liquidating Trustee may prosecute to conclusion any objection to a Claim filed by the Debtor before the Liquidating Trustee's appointment becomes effective. Any Claim for which a proof of claim has been filed prior to the Bar Date and any scheduled Claim deemed filed under
(S)1111(a) of the Bankruptcy Code shall be deemed allowed unless an objection is filed within the time provided in this Plan. Any Claim to which objection has been filed and not resolved shall be treated as a Disputed Claim. Prior to any distribution to any Class under the Plan, a reserve shall be created sufficient to pay all Disputed Claims in such Class in the amount which they would then be entitled to receive if allowed in full, provided, however, that the Liquidating Trustee and the Plan Committee shall each have the right to request the Court and the Court shall have the power to estimate any Disputed Claim in an amount less than the amount filed and to limit the required reserve for such Claim to such lesser amount. Payments from such reserve shall be made to the holders of such Claims when allowed by Final Order in the amounts to which such Creditors would then be entitled based on such allowed amounts. When Disputed Claims are disallowed in whole or in part, the portion of the reserve allocable to the disallowed Claim shall be released for distribution to other Creditors pursuant to the Plan.

     5.9  Distributions.  Except as set forth in this section and Section 5.1,
          -------------
nothing in the Plan shall be construed to require any distributions to Creditors to be made any more frequently than semiannually. The first semiannual distribution date shall be the date following the Effective Date determined by the Liquidating Trustee to be the earliest practicable date on which to make the initial semiannual distribution, which shall not be later than 60 days after the Effective Date; subsequent distributions shall occur at six-month intervals thereafter. If the total amount available for distribution on any semiannual distribution date is less than $100,000, such distribution may be deferred to the next semiannual distribution date. Notwithstanding the foregoing, the Liquidating Trustee may, in his discretion, make distributions at any time without waiting until the next semiannual distribution date. In addition to reserves for Disputed Claims, the Liquidating Trustee shall retain reasonable reserves to provide for anticipated future expenses of administration of the Plan, for ongoing obligations to M/A-COM and Quantum Corporation under the M/A-COM Contract and the leases to M/A-COM and Quantum, and for Postpetition taxes not otherwise paid or reserved on the Effective Date. Such reserves need not be distributed to Creditors until the Liquidating Trustee deems they are no longer required.

     5.10  Unclaimed Distributions.  Any check issued to a holder of an Allowed
           -----------------------
Claim or Allowed Interest and not presented for payment within 90 days after mailing thereof to the last known address of such holder shall be deemed nonnegotiable thereafter, the funds represented thereby shall become the sole property of the Debtor, the Claim or Interest for which the payment was made shall be extinguished, and the holder of the Claim or Interest shall be entitled to no further distributions. Such funds reverting to the Debtor shall be distributed to the other holders of Allowed Claims or Interests in accordance with the Plan. It shall be the responsibility of the holder of an Allowed Claim or Allowed Interest to inform the Liquidating Trustee of its correct address to the extent the address listed in the Debtor's Schedules or in the holder's proof of claim is not correct.

     5.11  Corporate Charter. Upon Confirmation, the Debtor's corporate charter
           -----------------
or articles of incorporation shall be deemed to include a provision prohibiting the issuance of nonvoting securities.

     5.12  Closing of Case.  When all of the assets of the Debtor have been
           ---------------
liquidated, all Claims have been allowed or disallowed, and all distributions according to the terms of the Plan have been completed, this Case shall be closed.

     5.13  Settlement of Disputed Claim of S. Cray.  The Claim of Seymour Cray
           ---------------------------------------
shall be compromised and become an Allowed Claim, and the remaining real estate not proposed to be sold to M/A-COM pursuant to Section 5.3 of the Plan shall be transferred, pursuant to the Stipulation in Settlement of Claim of Seymour Cray attached hereto as Exhibit A.

                                   ARTICLE VI
                                   ----------

                 ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS
                 ----------------------------------------------

     6.1  Assumption. The Confirmation Order shall operate as an order approving
          ----------
the assumption of the following executory contracts and unexpired leases:

          (a) All executory contracts and unexpired leases entered into by the Debtor Postpetition in accordance with the Bankruptcy Code; and

          (b) All executory contracts and unexpired leases which have been assumed by order of the Court entered prior to the Confirmation Date.

     6.2  Rejection. All executory contracts and unexpired leases in existence
          ---------
as of the Confirmation Date and not assumed pursuant to paragraph 6.1 of the Plan shall be rejected by operation of the Plan, unless at the Confirmation Date they are the subject of a separate motion to assume, in which case assumption will be governed by the Court's order on such separate motion. Any claims arising from rejection of an executory contract or unexpired lease must be filed by the Bar Date.

                                  ARTICLE VII
                                  -----------

                               GENERAL PROVISIONS
                               ------------------

     7.1  Effect of Confirmation.  Pursuant to Section 1141(d) of the Bankruptcy
          ----------------------
Code, the Debtor shall not receive a discharge by Confirmation of the Plan. Except as otherwise expressly provided in the Plan, the Confirmation Order will operate as an injunction against all persons who may hold Claims against or interests in the Debtor or the property of the Debtor from commencing or continuing any action or proceeding with respect to any such Claim or interest against the Liquidating Trustee or the property of the Debtor or the Estate, except for requests for payment of Administrative Expenses and proceedings in the Bankruptcy Court for resolution of Disputed Claims.

     7.2  Rights of Action.  Nothing herein shall prevent the enforcement of any
          ----------------
cause of action which may exist on behalf of the Debtor or the Estate and which may not have been enforced or prosecuted by the Debtor prior to the Effective Date.

     7.3  Default.  In the event the Debtor defaults in the performance of any
          -------
material obligation under this Plan and fails to cure such default within 30 days after receiving notice of such default from any creditor or other party in interest, any Creditor or party in interest may seek any appropriate relief.

     7.4  Modifications.  The Debtor may modify the Plan at any time before or
          -------------
after Confirmation, in accordance with (S)1127 of the Bankruptcy Code, and such Plan, as modified, shall become the Plan. Upon Confirmation, the Debtor may, with approval of the Court, so long as it does not materially and adversely affect the interests of the Creditors or interest holders, remedy any defect or omission or reconcile any inconsistences in the Plan, or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and effects of the Plan.

     7.5  Section Headings. The headings contained in this Plan are for
          ----------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

     7.6  Severability.  If any provision of the Plan renders the Plan
          ------------
unconfirmable, or is otherwise held to be illegal, invalid, or unenforceable, such provision shall be severed from the Plan and not be a part thereof. The Plan shall then be construed and enforced as if such provision had never been a part of the Plan, and the remaining provisions of the Plan shall remain in full force and shall not be affected by the severance of such provision. Such severance shall not be effective if the omission of the severed provision would itself render the Plan unconfirmable.

                                  ARTICLE VIII
                                  ------------

                           RETENTION OF JURISDICTION
                           -------------------------

     8.1  Retained Jurisdiction.  The Court shall retain jurisdiction over this
          ---------------------
Case after Confirmation for the following purposes:

          (a) To hear and determine any and all objections to the allowance of Claims.

          (b) To hear and determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan.

          (c) To hear and determine any and all pending applications for the assumption or rejection or for the assumption and assignment of executory contracts or unexpired leases to which the Debtor is a party, and to hear and determine any and all Claims arising therefrom.

          (d) To hear and determine any and all applications, adversary proceedings, contested or litigated matters that may be pending on the Effective Date or instituted by or against the Debtor or the Liquidating Trustee after the Effective Date, including, without limitation, any claims authorized by or arising under the Bankruptcy Code.

          (e) To consider any modifications of the Plan, and to remedy any defect or omission or to reconcile any inconsistency in the Plan or in other orders of the Court, including the Confirmation Order.

          (f) To hear and determine any application to sell the Debtor's property free and clear of liens that may be pending and unresolved on the Confirmation Date.

          (g) To hear and determine all controversies, suits and disputes that may arise in connection with interpretation, enforcement or consummation of the Plan.

          (h) To consider and act on the compromise and settlement of any claim or cause of action by or against the Debtor.

          (i) To enforce the terms of the Plan and issue orders in aid of the successful implementation of the Plan as contemplated by (S)1142 of the Bankruptcy Code.

          (j) To determine other matters as may be set forth in the Plan or the Confirmation Order or which may arise in connection with the Plan or the Confirmation Order.

          (k)  To enter a final decree in this case.

     DATED:   March  11, 1996.
                     --

                        CRAY COMPUTER CORPORATION


                        By: /s/ TERRY A. WILLKOM
                            ---------------------------
                            Terry A. Willkom, President


                        By: /s/ JACK L. SMITH
                            ---------------------------
                            Risa Lynn Wolf-Smith #15835
                            HOLLAND & HART
                            555 17th Street, Suite 3200
                            P. O. Box 8749
                            Denver, Colorado  80201
                            Telephone: (303) 295-8000
                            ATTORNEYS FOR CRAY COMPUTER CORPORATION